Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
March 25, 2025	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
Bolt Projects Holdings, Inc.	Los Angeles	Washington, D.C.
2261 Market Street, Suite 5447	Madrid

San Francisco, California 94114

Re: Bolt Projects Holdings, Inc. – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of 21,498,781 outstanding shares (the “Resale Shares”) of common stock, par value $0.0001 per share (the “common stock”), of the Company by certain registered holders named in the Registration Statement; (ii) the offer and sale from time to time of up to 1,678,719 shares of common stock (the “Equity Award Shares”) issuable upon the exercise of options to purchase shares of common stock and the settlement of restricted stock units issuable under the Bolt Thread, Inc. 2009 Equity Incentive Plan and Bolt Threads, Inc. 2019 Equity Incentive Plan (together, the “Prior Plans”), (iii) the offer and sale from time to time of up to 5,000,000 shares of common stock (the “Sponsor Warrant Shares”) issuable upon the exercise of a warrant to purchase shares of common stock (the “Sponsor Warrant”), (iv) the issuance by the Company of up to 9,583,333 shares (the “Public Warrant Shares”) of common stock reserved for issuance upon the exercise of 9,583,333 outstanding publicly issued warrants (the “Public Warrants”); and (v) the issuance by the Company of up to 103,854 shares (the “Option Shares”) of common stock reserved for issuance upon the exercise of options to purchase shares of common stock under the Prior Plans (the “Options”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of the Resale Shares, the Equity Award Shares, the Warrant Shares and the Option Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

March 25, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	When the Equity Award Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company in the circumstances contemplated by and pursuant to the applicable grants or awards and the Prior Plans and assuming in each case that the individual issuances, grants or awards under the Prior Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of applicable law and the Prior Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Equity Award Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

3.	When the Sponsor Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Sponsor Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sponsor Warrant, the Sponsor Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

4.	When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants and the Company’s Warrant Agreement, dated March 16, 2021, with Continental Stock Transfer & Trust Company, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

5.	When the Option Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Option holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Options and the Prior Plans and assuming in each case that the individual issuances under the Prior Plans are duly authorized by all necessary corporate action and duly issued in accordance with the requirements of applicable law and the Prior Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Option Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP